Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MEDIA 100 INC.

(pursuant to Section 151 of the

Delaware General Corporation Law)

Media 100 Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (herein after called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law by unanimous written consent of Directors in lieu of a special meeting of the Board of Directors of the Corporation dated May 8, 2003:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

1.                                       Designation and Amount.  The shares of this series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be two thousand five-hundred (2,500).  Subject to the provision of Section 4(b) hereof, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into or exchangeable for Series A Preferred Stock.

2.                                       Dividends.  The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends provided for in Section 5(e) and (f) hereof) are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock including fractions of a share into which each share of Series A Preferred Stock is then convertible).

3.                                       Liquidation, Dissolution or Winding Up.

(a)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as “Senior Preferred Stock”), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to $2,000 plus all accrued dividends thereon but unpaid as of such liquidation, dissolution or winding up (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the shares of Series A Preferred Stock).  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock (collectively, “Parity Stock”) shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Parity Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series A Preferred Stock and any other class or series of Parity Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders on a pro-rata basis.

(c)                                  The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof, the sale of all or substantially all the assets of the Corporation, the sale of voting securities representing a majority of the voting power of all voting securities of the Corporation outstanding immediately after such issuance, or a self-tender offer approved by the Board of Directors which results in the repurchase by the Corporation of substantially all of the outstanding voting securities of the Corporation (any of the foregoing, a “Change of Control Event”), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3, but only if, (i) in the case of a merger or consolidation, after giving effect to such merger or consolidation, the securities of the surviving corporation received by former holders of the Corporation’s securities represent fifty percent (50%) or less of the surviving voting power of the ultimate entity’s voting securities, and (ii) the holders of at least a majority of the then outstanding Series A Preferred Stock elect in writing by a notice delivered to the Corporation to treat such Change of Control Event as a liquidation, dissolution and winding up of the Corporation for purposes of this Section 3, provided that if at the time of such election CCM (as defined below) is the registered holder of at least 1,250 shares of Series A Preferred Stock (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations and other similar events affecting the shares of Series A Preferred Stock) then such election shall be effective solely if CCM is among the holders making such election.  The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity.  The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

4.                                       Voting.

(a)                                  Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, provided, however, that notwithstanding anything herein to the contrary, when determining the number of votes to which each holder of Series A Preferred Stock is entitled, the conversion price (solely for the purpose of determining voting rights on an as-converted basis) shall not be lower than the highest average of the closing bid prices for a period of five (5) days ending the day prior to each issuance of shares of Series A Preferred Stock (such conversion price, the “Voting Rights Conversion Price”).  Except as provided by law, by the provisions of Subsection 4(b) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.  Upon each issuance of shares of Series A Preferred Stock, the Corporation shall deliver to the holders of the Series A Preferred Stock, a certificate, signed by the Secretary of the Corporation identifying the Voting Rights Conversion Price.

(b)                                 At any time when at least 33 1/3% of the originally issued (at all closings) shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)                                     amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock;

(ii)                                  increase or decrease the number of authorized shares of Series A Preferred Stock;

(iii)                               create any additional class or series of shares of stock other than Junior Stock, whether any such creation shall be by means of amendment to the Certificate of Incorporation of the Corporation or by merger, consolidation, reclassification or otherwise;

(iv)                              purchase or redeem, any shares of Common Stock, except for the repurchase of shares of Common Stock held by officers, employees, directors or consultants of the Corporation which are subject to restrictive employment agreements, stock purchase agreements or stock restriction agreements or other agreements under which the Corporation has the right or obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment; or

(v)                                 increase or decrease the number of members of the Board of Directors of the Corporation from five (5) members.

(c)                                  The holders of the Series A Preferred Stock shall be entitled to elect one (1) director of the Corporation.  At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock, shall constitute a quorum of the Series A Preferred Stock for the election of directors to be elected solely by the holders of the Series A Preferred Stock.  The director to be elected by the holders of the Series A Preferred Stock pursuant to this subsection (c), shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and qualified.  The holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock may at a meeting (or in a written consent in lieu thereof) remove and replace the director elected pursuant to this paragraph.

The holders of a majority of the outstanding shares of the Common Stock and the Series A Preferred Stock, voting (or consenting, as the case may be) together as a single class, shall be entitled to elect the remaining directors of the Corporation.

5.                                       Optional Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing an amount equal to $1,000 per share of Series A Preferred Stock (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalization or other similar events affecting the shares of Series A Preferred Stock) (the

“Original Purchase Price”) by the Conversion Price (as defined below) in effect at the time of conversion.  The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.967.  Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(b)                                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c)                                  Mechanics of Conversion.

(i)                                     In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”).  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)                                  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)                               Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv)                              All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(d)                                 Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued (such date to be referred to as the “Original Issue Date” for such series of the Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)                                  Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)                                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f)                                    Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock.

(g)                                 Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)                                 Adjustment for Merger or Reorganization, etc.  In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 3(c) at the election of the holders of the Series A Preferred Stock), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(j)                                     Notice of Record Date.  In the event:

(i)                                     of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation, the sale of voting securities representing a majority of the voting power of all voting securities of the Corporation outstanding immediately after such issuance, or a self-tender offer approved by the Board of Directors which results in the repurchase by the Corporation of substantially all of the voting securities of the Corporation; or

(ii)                                  of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least twenty (20) days before the dates specified below, a notice stating the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

6.                                       Mandatory Conversion.

(a)                                  If at any time holders of more than seventy-five percent (75%) of the then outstanding Series A Preferred Stock elect in writing by a notice delivered to the Corporation to convert the Series A Preferred Stock into Common Stock, then effective upon such election all the outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock on the basis set forth in Section 5; provided however that if at the time of such election CCM (as defined below) is the registered holder of at least 1,250 shares of Series A Preferred Stock (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the shares of Series A Preferred Stock) then such election shall be effective solely if CCM is among the holders making such election.

(b)                                 If the closing price of the Common Stock as reported by The Wall Street Journal shall exceed three-hundred percent (300%) of the Conversion Price for 45 consecutive trading days, then at such time all the outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock on the basis set forth in Section 5.

(c)                                  All holders of record of shares of Series A Preferred Stock will be given written notice promptly after the date of mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 6.  Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent).  Within ten (10) days of receipt of such notice of mandatory conversion, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock into which such holder is entitled pursuant to this Section 6.  On the date of mandatory conversion, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing.  As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d)                                 All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(e)                                  For purposes of this Certificate of Designation, the term “CCM” shall mean any and all of (1) CCM Master Fund, Ltd. (“CCM Ltd.”), and (2) any affiliate thereof which is a holder of shares of Series A Preferred Stock originally issued to CCM Ltd.

7.                                       Limitation on Dividends, Redemptions and Other Payments.  Notwithstanding any other provision herein to the contrary, the Corporation shall be required to (i) purchase or otherwise acquire shares of the Preferred Stock pursuant to the terms herein, (ii) make payments upon the liquidation, dissolution or winding up of the Corporation pursuant to Section 3 herein and (iii) make payments to the holders of the Preferred Stock (solely in their capacity as holders of the Preferred Stock) (collectively, the “Stockholder Payments”), but only to the extent that the terms and provisions of instruments for borrowed money do not restrict the payment of the Stockholder Payments and the necessary consents and approvals to pay the Stockholder Payments are received, if such consents and approvals are so required by the terms of any such indebtedness.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 13th day of May, 2003.

By:	/s/ John A. Molinari
	Name:	John A. Molinari
	Title:	President & CEO